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                                 EXHIBIT 10(h)


     RESOLUTION REGARDING AMENDMENT TO 1990 NON-QUALIFIED STOCK OPTION AND
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                 STOCK APPRECIATION RIGHTS PLAN ON MAY 14, 1996
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                  WHEREAS, the Corporation adopted the First-Knox Banc Corp.
1990 Non-Qualified Stock Option and Stock Appreciation Rights Plan ("1990 Option Plan") which was approved by both the Directors and the shareholders of the Corporation; and

                  WHEREAS, the Corporation adopted, in 1995, the First-Knox Banc Corp. Stock Option and Stock Appreciation Rights Plan ("1995 Option Plan"), which was approved by the shareholders of the Corporation at the 1995 Annual Meeting of Shareholders; and

WHEREAS, the Directors believe it is appropriate to make the definition of "change in control" consistent between the 1990 Option Plan and the 1995 Option Plan and the definition of change in control as defined in the 1995 Option Plan has been most recently approved by the shareholders of the Corporation, NOW, THEREFORE, BE IT

                  RESOLVED, that the 1990 Option Plan is hereby amended by the elimination of the definition of the term "Change in Control" set forth in section 12(b) of the 1990 Option Plan and by the substitution therefor of the following definition of "Change in Control":

                  "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act as in effect on the effective date of the First-Knox Banc Corp. Stock Option and Stock Appreciation Rights Plan (approved by the shareholders of the Corporation on March 28, 1995), or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred upon the happening of any one of the following events:

                           (i) the shareholders of the Company approve a
                  definitive agreement (A) to merge or consolidate the Company with or into another corporation, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which any Common Shares would be converted into cash, securities or other property of another corporation or entity, other than a merger of the Company in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all of the assets of the Company or

                           (ii) any "person" (as such term is used in Sections
                  13(d) and 14(d) of the Exchange Act), other than any person who on the date hereof is a director, officer or employee benefit plan of the Company or a Subsidiary, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities or

                           (iii) there shall have occurred a change in a
                  majority of the Board within a twelve month period, unless the nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the twelve month period or

                            (iv) any person makes a tender offer for, or at
                  request for invitations for the tender of, Common Shares.

                  FURTHER RESOLVED, that each agreement evidencing options and stock appreciation rights granted under the 1990 Option Plan shall be amended to reflect the foregoing change.

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